Filed under Rule 424(b)(2), File No. 333-260764

PROSPECTUS

STATE AUTO FINANCIAL CORPORATION
518 EAST BROAD STREET
COLUMBUS, OHIO 43215-3976
(614) 464-5000

MONTHLY STOCK PURCHASE PLAN FOR INDEPENDENT AGENTS

We are offering 25,000 of our common shares to eligible independent agents of State Auto under the terms of the Monthly Stock Purchase Plan for Independent Agents of State Auto. A complete copy of the Plan is set forth in this prospectus. See “Monthly Stock Purchase Plan for Agents.”
The Plan offers a convenient and inexpensive method for agents to acquire an ownership interest in our company by having a portion of their commissions automatically deducted and used to purchase our common shares on the open market at current market prices. In addition, if an agent is an “Inner Circle Agent,” as designated by State Auto, State Auto will contribute an amount equal to 5% of the commissions deducted by that agent toward the purchase of additional common shares. Participation in this Plan is voluntary. Agents may enroll in the Plan or withdraw from the Plan at any time, subject to the terms of the Plan. We will pay all brokerage commissions, service charges, and other costs incurred in connection with the purchase of our common shares under the Plan. We have designated Computershare as our agent to administer the Plan.
In order to determine if you meet the definition of an “eligible independent agent,” see “Monthly Stock Purchase Plan for Agents—Eligibility” on page 6 of this prospectus.
Our common shares are traded on the NASDAQ Global Select Market under the symbol “STFC.” On November 16, 2021, the last reported sale price of our common shares on the NASDAQ Global Select Market was $51.34 per share.
Our shareholders have approved a Merger Agreement that provides for the acquisition STFC and State Auto Mutual by Liberty Mutual. The closing of the transactions contemplated by the Merger Agreement remains subject to numerous closing conditions, including the approval of the Merger Agreement by the members of State Auto Mutual, the receipt of required regulatory approvals, and satisfaction of other customary closing conditions. If such transactions are consummated, all of our outstanding common shares, including all common shares purchased by agents under the Plan, will be converted into the right to receive $52.00 per share in cash, without interest and less any applicable withholding taxes, and agents participating in the Plan will no longer have an equity interest in STFC and will not participate in any potential future earnings of STFC. See “Our Company – Acquisition of State Auto by Liberty Mutual” for additional information. See also “Forward-Looking Statements and Risk Factors – Risks Associated with Merger with Liberty Mutual.”
We will not receive any of the proceeds from the sale of common shares under the Plan, but we will pay all costs relating to registering the common shares subject to the Plan under the Securities Act of 1933. These costs are estimated to be approximately $31,000.

RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

This investment involves risks. See “Forward-Looking Statements and Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 17, 2021

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As used in this prospectus:
•“STFC,” “we,” “us” and “our” refer to State Auto Financial Corporation;
•“State Auto Mutual” refers to State Automobile Mutual Insurance Company, which owns approximately 58.8% of our outstanding common shares;
•“Liberty Mutual” refers to Liberty Mutual Holding Company Inc., the holding company for Liberty Mutual Insurance Company and other insurers in the Liberty Mutual group;
•“State Auto” or the “State Auto Group” refers to our current insurance subsidiaries, State Auto Mutual, and State Auto Mutual’s current insurance subsidiaries and affiliates;
•“You,” “agents” and “eligible independent agents” refer to State Auto’s independent insurance agents;
•The “Plan” refers to the Monthly Stock Purchase Plan for Independent Agents of State Auto; and.
•“Computershare” refers to Computershare Trust Company, N.A., the company that administers the Plan on our behalf.
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When we refer to this prospectus, we mean not only this prospectus but also any documents that are incorporated or deemed incorporated by reference. You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement thereto. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell the common shares offered by this prospectus. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover of this prospectus or the date of the document incorporated by reference.
    This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described in this prospectus to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.
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OUR COMPANY

General

Through our insurance subsidiaries, we are engaged in writing personal and business insurance. As part of the State Auto Group, we pool our insurance business with that of State Auto Mutual and its insurance subsidiaries and affiliates. The State Auto Group markets its insurance products throughout the United States primarily through independent agencies, which include retail agencies and wholesale brokers. The operations of the State Auto Group are headquartered in Columbus, Ohio.

The State Auto Group is rated A- (Excellent) by the A.M. Best Company
Acquisition of State Auto by Liberty Mutual
At a Special Meeting of Shareholders held on September 29, 2021, our shareholders voted to approve an Agreement and Plan of Merger and Combination, dated as of July 12, 2021 (the “Merger Agreement”), by and among STFC, State Auto Mutual, Liberty Mutual, Pymatuning, Inc., a wholly-owned indirect subsidiary of Liberty Mutual (“Merger Sub I”), and Andover, Inc., a wholly-owned direct subsidiary of Liberty Mutual (“Merger Sub II”). The Merger Agreement provides for State Auto Mutual to reorganize (in accordance with all applicable provisions of the Ohio Revised Code) pursuant to a Plan of Reorganization adopted by the board of directors of State Auto Mutual, which reorganization will be effectuated through a merger of Merger Sub II with and into State Auto Mutual, with State Auto Mutual surviving such merger as an Ohio domiciled reorganized stock insurance subsidiary of Liberty Mutual, and Liberty Mutual granting equity rights in Liberty Mutual to each State Auto Mutual member upon the extinguishment of such State Auto Mutual member’s equity rights in State Auto Mutual at the effective time of such merger (the foregoing components of one simultaneous transaction, collectively, the “State Auto Mutual Transaction”). Simultaneously with the State Auto Mutual Transaction, the Merger Agreement provides for Liberty Mutual to effect the acquisition of STFC through the merger of Merger Sub I with and into STFC (the “Merger”) with STFC surviving the Merger as the surviving corporation (the Merger, together with the State Auto Mutual Transaction, the “Transactions”). The Transactions remain subject to numerous closing conditions, including the approval of the State Auto Mutual Transaction by the members of the State Auto Mutual. A membership meeting is scheduled to be held on November 22, 2021 for the members of State Auto Mutual to vote on whether to approve the Transactions. The Transactions are also subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions. See “Forward-Looking Statements and Risk Factors – Risk Associated with Merger with Liberty Mutual.”
If the Transactions are consummated, at the effective time of the Merger (the “Effective Time”), (i) the members of State Auto Mutual will become members of Liberty Mutual; and (ii) each common share of STFC issued and outstanding immediately prior to the Effective Time (other than (1) common shares owned by STFC as treasury shares and common shares owned by Liberty Mutual and its subsidiaries, (2) common shares owned by State Auto Mutual or any of STFC’s subsidiaries, and (3) common shares for which appraisal rights have been properly exercised under Ohio law) will be converted into the right to receive $52.00 per share in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).
Following the completion of the Merger, Liberty Mutual will indirectly own all of STFC’s issued and outstanding common shares, and STFC will become a wholly owned indirect subsidiary of Liberty Mutual. Following the Merger, we will take steps to delist our common shares from trading on the NASDAQ Global Select Market and to deregister our common shares under the Securities Exchange Act of 1934, as amended, so that we will no longer be required to file periodic and other reports with the Securities and Exchange Commission.
Accordingly, following the completion of the Merger, all common shares purchased by agents under the Plan prior to the Effective Time will be converted into the right to receive the Merger Consideration, and agents participating in the Plan will no longer have an equity interest in STFC and will not participate in any potential future earnings of STFC.
Additional Information Regarding Our Company
State Auto Financial Corporation is an Ohio corporation. Our principal executive offices are located at 518 East Broad Street, Columbus, Ohio 43215. The telephone number of our executive offices is (614) 464-5000.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS
Information both included and incorporated by reference in this prospectus may contain statements that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, regarding, among other things, our expected financial position and business are forward-looking statements. These forward-looking statements are identified by their use of terms such as: “expect(s),” “intend(s),” “may,” “plan(s),” “should,” “believe(s),” “anticipate(s),” “will,” “project(s),” “estimate(s),” “continue,” “potential,” “opportunity,” “on track” or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this prospectus. You are cautioned that these forward-looking statements are subject to a number of risks, uncertainties or other factors that may cause (and in some cases have caused) actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:
Risks Associated with Merger with Liberty Mutual
•the risk that the Merger may not be consummated in a timely manner, if at all;
•the occurrence of events, changes or other circumstances that could give rise to the termination of the Merger Agreement, including under circumstances which may require us (or State Auto Mutual, as applicable) to pay Liberty Mutual a termination fee in the amount of $70,793,307;
•State Auto Mutual may be unable to obtain the approval of its members required for the SAM Transaction;
•the outcome of any legal proceeding instituted against us or others in connection with the Merger;
•conditions to the closing of the Merger may not be satisfied or the Merger Agreement may be terminated prior to the closing;
•our businesses may suffer as a result of uncertainty surrounding the Merger;
•the effect of the announcement of the Merger on our business relationships, operating results, and business generally;
•the amount of the costs, fees, expenses, and charges related to the Merger;
•risks regarding employee retention; and
•diversion of our management’s attention from ongoing business operations.
Other Risks
•if our estimated liability for losses and loss expenses is incorrect, our loss reserves may be inadequate to cover our ultimate liability for losses and loss expenses and may have to be increased;

•the occurrence of catastrophic events could cause volatility in our results of operations and could materially reduce our level of profitability and adversely affect our liquidity and financial position;
•our financial results depend primarily on our ability to underwrite risks effectively and to charge adequate rates to policyholders;
•a downgrade in our financial strength ratings may negatively affect our business and reputation and a downgrade in our credit rating could negatively affect the cost and availability of debt financing;
•the impact of COVID-19 to our claims and claim coverages;
•our business success and profitability depend, in part, on effective information technology and telecommunication systems, and if we are unable to keep pace with the rapidly developing technological advancements in the insurance industry, our ability to compete effectively could be impaired;
•Our highly automated and networked organization is subject to cyber-terrorism and a variety of other cyber-security threats, which come in a variety of forms, such as viruses and malicious software, and can be difficult to prevent or detect, and if experienced, could interrupt or damage our operations, harm our reputation or have a material adverse effect on our operations;
•economic conditions may adversely affect our business;
•adverse capital and credit market conditions may negatively affect our ability to meet unexpected liquidity needs or to obtain credit on acceptable terms;
•our retail agents, who are part of the independent agency distribution channel, are our sole distribution method for our personal and business insurance segments, and our exclusive use of such distribution may constrain our ability to grow at a comparable pace to our competitors that utilize multiple distribution channels;
•our business is heavily regulated, and changes in regulation may reduce our profitability and limit our growth;
•tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition;
•developing claim and coverage issues in our industry are uncertain and may adversely affect our insurance operations;
•we may suffer losses from litigation, which could materially and adversely affect our operating results or cash flows and financial condition;
•the performance of our investment portfolios is subject to various investment risks, such as market, credit, concentration, liquidity, and interest rate risks, and such risks could result in material adverse effects to our results of operations, cash flows and financial position; and
•our industry is highly competitive, which could adversely affect our sales and profitability.

These factors may not constitute all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statement. We operate in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.
The foregoing factors and other important factors that could cause actual results to differ materially from our expectations are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2020, in Item 1A – Risk Factors, as updated by our most recent Quarterly Reports on Form 10-Q, which are available at http://www.sec.gov. Those risk factors are incorporated by reference into this prospectus. See “Where You Can Find More Information.” All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.
We assume no obligation to update any forward-looking information contained in this prospectus, as well as any statements incorporated by reference in this prospectus, which speak as of the respective dates thereof, except as otherwise required by law.
MONTHLY STOCK PURCHASE PLAN FOR AGENTS

Introduction to the Plan

The Plan provides agents with a convenient and inexpensive method to acquire ownership in STFC by offering them an opportunity to purchase STFC’s common shares through automatic deductions from their commissions. We will pay all costs and service charges incurred in connection with the purchase of STFC’s common shares through the Plan. Participation is voluntary. Agents who elect to participate may enroll in the Plan or withdraw from the Plan at any time, subject to the terms of the Plan. We have designated Computershare to serve as our agent to administer the Plan.

A unique feature of the Plan relates to “Inner Circle Agents.” For Inner Circle Agents, State Auto will add an amount equal to 5% of the commissions deducted by such agents (the “Bonus Commission”). The Bonus Commission will then be used to purchase additional common shares pursuant to the Plan for such agents.

Each participating agent, referred to as a “Participant,” should understand that the relationship between the Participant and Computershare is that of client and broker/agent. Neither us, State Auto Mutual, nor any of our respective affiliates assume any responsibility for this relationship or serve in any capacity in this relationship. In seeking the benefits of ownership of STFC’s common shares, each Participant must also accept all of the risks associated with an investment in the common shares. The market value of STFC’s common shares is subject to fluctuations caused by any number of factors, both internal and external. Consequently, you may lose money under the Plan. See “Forward-Looking Statements and Risk Factors.”

Eligibility

All principals of active agencies who are entitled to receive commissions from State Auto are eligible to participate in the Plan.

How the Plan Works

Opening of Account. Computershare will open and maintain an account in the name of each agent who elects to participate in the Plan.

Purchase of Common Shares. Participants may purchase STFC’s common shares by having commissions deducted (including Bonus Commissions for Inner Circle Agents) and by making additional voluntary cash payments of up to $10,000 per month. All voluntary cash payments must be made by a check or money order made payable to “Computershare.” Commission deductions and cash payments from all Participants will be commingled and used by Computershare to purchase STFC’s common shares on the 10th day of each month, or the next business day if the 10th day is not a business day for Computershare or if the Nasdaq stock market is not open for trading. Participants should keep this in mind when making cash payments, because no interest will be paid on cash in a Participant’s account. Computershare will credit all common shares purchased under the Plan, including fractional common shares carried to three decimal places, to each Participant’s account. All purchases of STFC’s common shares will be made at current market prices.

Sale of Common Shares. Participants may sell common shares purchased under the Plan in either of two ways. The Participant may ask Computershare for a certificate for the common shares, which will allow the Participant to sell the common shares through a broker or dealer. Such a request must be submitted in writing and sent to Computershare by mail or e-mail. Alternatively, the Participant may ask Computershare to arrange the sale of the common shares. Computershare will provide the Participant with a form to provide instructions to Computershare regarding the sale of common shares. All sales of common shares will be made at the then-current market prices and will be made on the next Friday, if the next Friday is a day on which Computershare and the Nasdaq stock market are open for business and trading.

Brokerage Commissions and Other Expenses. We will pay all brokerage commissions, service charges, and other costs and expenses related to the purchase of our common shares under the Plan. However, regardless of the method of sale, the Participant must pay all brokerage commissions, service charges, and other costs and expenses associated with the sale of our common shares.

Statement of Account. Each time common shares are purchased for a Participant’s account, Computershare will send the Participant a detailed statement of his or her account. The statement will show the amount of funds invested from commission deductions (including Bonus Commissions for Inner Circle Agents) and direct cash payments, the number of common shares purchased, the price per common share, and the total number of common shares held in the Participant’s account. The statement will include a detachable form to be used to give Computershare notice of a change of address, instructions for the sale or withdrawal of common shares, or to deposit cash payments.

Custody of Common Shares. Computershare will hold all common shares in safekeeping until a Participant terminates his or her participation in the Plan. This convenience provides protection against any loss, theft, or destruction of share certificates. However, upon a Participant’s written request, the Participant may obtain a certificate for any full common shares in his or her Account.

Voting and Receipt of Reports from STFC. Each Participant in the Plan will direct the voting of all full and fractional common shares in his or her account and will receive all literature sent to STFC’s shareholders.

Additional Terms and Conditions. In addition to the foregoing matters, Computershare will have the sole discretion to determine the following:

(i)the price per share of the STFC common shares it buys or sells on behalf of a Participant;
(ii)where purchases or sales may be made, whether on any securities exchange where the shares of STFC are traded, in the over-the-counter market, or in negotiated transactions;
(iii)the terms of purchase or sale, including the timing thereof and the method of delivery; and
(iv)the selection of the stock broker or other agent from, to or through which purchases and sales are made.

Shares to be sold will be commingled with STFC shares of other Participants requesting sales in the same week. Reinvested dividends and other funds to be invested may be commingled with those of other Participants.

Computershare will have no responsibility as to the market value of the common shares acquired for any Participant’s account. Computershare will have no liability in connection with its ability to purchase or sell STFC common shares for reasons beyond its control. No interest is due or payable to any Participant on funds held by Computershare pending investment or refund.

Any share dividends, share splits or proceeds of sale of stock purchase rights on STFC common shares held for Participants in their Plan accounts will be credited to the Plan accounts.

Computershare may deduct any service fees or brokerage commissions from sale proceeds for any STFC common shares sold under the Plan.

Any fractional interest in a full common share will be paid in cash upon sale of STFC common shares or termination of participation. Certificates for fractional shares will not be issued.

How to Participate

To participate in the Plan, an agent must:

(i)Complete and sign a (1) Commission Deduction Authorization and (2) Purchase Order. To obtain these forms, call STFC’s Manager, Investor Relations, at (614) 464-5000.
(ii)Return the completed and signed forms to:
Manager, Investor Relations
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215-3976

After we receive the Commission Deduction Authorization and the Purchase Order, we will send both forms to Computershare. Computershare will then open the Participant’s account.

Each Participant must specify on the Commission Deduction Authorization form the amount to be withheld from his or her commission disbursements. Participants must deduct a minimum of $50 per month. The amount deducted will remain in effect until it is revised or terminated. To change the amount of the deduction or terminate the deduction, Participants must submit a written request to STFC on a form that we will provide upon request. The request must be made using STFC’s form. All requests to enroll in the Plan or to terminate deductions will become effective as soon as practicable after we receive the request.

For Inner Circle Agent Participants, State Auto will automatically cause the Bonus Commission (5% of the amount of the commission that the Inner Circle Agent Participant has authorized to be deducted) to be added to the amount forwarded to Computershare on behalf of the Inner Circle Agent. The Bonus Commission will continue for the period of time the Participant remains an Inner Circle Agent and the Plan remains in effect.

All amounts deducted from commission disbursements pursuant to the Commission Deduction Authorization will be commingled and forwarded monthly by State Auto to Computershare together with a list of the amounts deducted for each Participant’s Account. We have reserved the right to terminate the Plan and to discontinue the use of its commission deduction facilities for this purpose at any time.

Dividend Disbursements

Dividends earned on common shares in the Participant’s account, as they become payable by STFC, will be automatically reinvested by Computershare for the benefit of each Participant pursuant to the provisions of STFC’s dividend reinvestment plan. A Participant may elect to have dividends paid by check by notifying Computershare in writing. Contact Computershare for a Payment Election Form. If so requested, dividend checks will be mailed on or before each dividend payment date.

Tax Information

Bonus Commissions are taxable to the Inner Circle Agents as having been received in cash even though they are used to purchase common shares under the Plan. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by us for common shares purchased on a Participant’s behalf must be treated as a distribution to the Participant subject to income tax in the same manner as dividends and reported on tax form 1099-DIV. Proceeds for shares sold under the Plan will be reported on tax form 1099-B for the year in which the payment was made.

Termination of Plan Participation

A Participant may terminate his or her participation in the Plan at any time by sending written notice to Computershare at the following address:

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078

E-mail notices may be sent to the following: web.queries@computershare.com
Participants should also send copy of the termination notice to STFC at the following address:

Manager, Investor Relations
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215-3976

Plan Information

Any questions or correspondence about the Plan should be addressed to:

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078

Participants may also call Computershare at (800) 622-6757 or e-mail Computershare at web.queries@computershare.com.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the common shares under the Plan.

LEGAL MATTERS

Certain legal matters regarding the common shares to be issued under the Plan have been passed upon for us by Baker & Hostetler LLP, Columbus, Ohio.

EXPERTS

The financial statements as of December 31, 2020 and for the year then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.
The financial statements as of December 31, 2019 and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.
Documents incorporated by reference in the future will include financial statements, related schedules and independent auditors’ reports.  The financial statements and schedules will have been audited to the extent and for the periods set forth in the reports by the independent auditors.  To the extent the auditors consent, the audited financial statements and schedules will be incorporated by reference in reliance upon the reports given upon the authority of the independent auditors as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the United States Securities and Exchange Commission (“SEC”). You may read and copy such materials at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding users that file electronically with the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. The information that we later file with the SEC will automatically update and supersede the information contained in this prospectus and the information incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, hereinafter referred to as the “Exchange Act,” to the extent that such documents are deemed “filed” with the SEC for purposes of the Exchange Act:

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;
•Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021;
•Our Current Reports on Form 8-K filed on February 18, 2021, March 1, 2021, April 6, 2021, April 9, 2021, May 3, 2021, May 6, 2021, May 18, 2021, July 12, 2021, August 5, 2021, September 28, 2021, September 30, 2021 and November 4, 2021;
•Our Definitive Proxy Statement on Schedule 14A, dated March 31, 2021, used in connection with our annual meeting of shareholders held on May 14, 2021; and
•Our Definitive Proxy Statement on Scheduled 14A, dated August 27, 2021, along with the Definitive Additional Materials on Schedule 14A filed on September 7, 2021 and September 28, 2021, used in connection with a special meeting of shareholders held on September 29, 2021, related to the adoption of the Merger Agreement by and among STFC, State Auto Mutual, Liberty Mutual, Merger Sub I, and Merger Sub II.
You may obtain copies of any documents incorporated by reference in this prospectus from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus, by making a request to us by telephone or in writing. Requests should be directed to Manager, Investor Relations, State Auto Financial Corporation, 518 East Broad Street, Columbus, Ohio 43215, telephone number (614) 464-5000. You can also find any of the documents incorporated by reference into this prospectus, along with any of our other SEC reports, on our website (http://www.stateauto.com).

We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement on Form S-3, does not contain all the information set forth in that Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We are referring you to that Registration Statement and to the exhibits for further information with respect to us and the securities offered hereby. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.